  Exhibit 99.1

Palatin Reports Financial Results for the Third Fiscal Quarter of 2021 and Provides Corporate Update

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Phase 3 Clinical Study of PL9643 in Patients with Dry Eye Disease Planned for Second Half Calendar 2021

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Phase 2 Clinical Study of PL8177 in Patients with Ulcerative Colitis Planned for Second Half Calendar 2021

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Vyleesi Gross Product Sales Up 89%, Net Revenue Up 154%, Prescriptions Increased 24% Compared to Prior Quarter

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$68.6 Million in Cash and Cash Equivalents as of March 31, 2021

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Teleconference and Webcast to be Held Today at 11:00 AM ET

CRANBURY, NJ – May 17, 2021 – Palatin (NYSE American: PTN), a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin peptide receptor system, today announced results for its third fiscal quarter ended March 31, 2021.

“I am excited with Palatin’s evolution and development advancements utilizing our proprietary melanocortin agonists to treat patients with inflammatory and autoimmune conditions,” stated Carl Spana, Ph.D., President and CEO of Palatin. “We are hosting a KOL webinar on May 21st to introduce our growing portfolio of melanocortin agonists to treat the harmful effects of inflammation in the eye. On the clinical front, we are targeting to commence a Phase 3 trial of PL9643 in patients with dry eye disease in the second half of calendar year 2021. The emerging profile of PL9643, with its rapid therapeutic onset and excellent tolerability profile, is a potentially distinct advantage over commercially available dry eye therapies. In addition, we are targeting to commence a Phase 2 study with an oral formulation of PL8177 in ulcerative colitis patients in the second half of calendar year 2021.”

“I am also pleased with the progress we have made with the Vyleesi program,” continued Spana. “Our quarter ended March 31, 2021 reflected significant increases in gross sales, net sales, prescriptions, and insurance coverage over the prior quarter.”

Business Highlights and Updates

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Anti-Inflammatory / Autoimmune Programs

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PL9643 for the treatment of dry eye disease (DED):

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Announced positive results from its Phase 2 clinical study reflecting statistically significant improvements in multiple signs and symptoms in the moderate to severe patient population after 2 weeks of dosing and at the 12-week visit. There were no safety signals identified and PL9643 had excellent ocular tolerability.

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A Phase 3 clinical trial is currently planned for the second half of calendar year 2021, with data readout potentially in the first half of calendar year 2022.

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Presented two presentations of the Company’s melanocortin platform, including Phase 2 clinical trial results for PL9643 in dry eye disease and preclinical data in retinal disease, at the Association for Research in Vision and Ophthalmology (ARVO) 2021 Annual Meeting, held virtually May 1-7, 2021.

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PL8177 for the treatment of ulcerative colitis:

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A Phase 2 proof-of-concept clinical study with an oral formulation of PL8177 in ulcerative colitis patients is targeted to start second half of calendar year 2021, with data readout potentially in mid-calendar year 2022.

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Key Opinion Leader webinar planned for May 21, 2021 on melanocortin agonists for treating ocular indications, with a primary focus on PL9643 and data from the Company’s recently completed Phase 2 clinical trial for dry eye disease:

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Introduces the Company’s growing portfolio of melanocortin agonists to treat the harmful effects of inflammation in the eye.

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Vyleesi® (bremelanotide injection) / Hypoactive Sexual Desire Disorder (HSDD)

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Quarter ended March 31, 2021 gross product sales increased 89%, net revenue increased 154%, and prescriptions increased 24%, over the prior quarter ended December 31, 2020.

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Geo-targeted marketing efforts expected to drive healthcare provider and consumer engagement. The current digital campaign applications reach thousands of healthcare providers and millions of premenopausal women monthly and has resulted in increased website and telemedicine traffic and conversions.

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The Company continues to focus on expanding access and reimbursement coverage. The Company estimates that it has achieved approximately 75% of commercially insured lives and approximately 50% of commercial formulary coverage, including two of the three major pharmacy benefit managers and numerous regional plans.

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Prescription increases and expanding access and reimbursement coverage have resulted in more favorable gross-to-net adjustments and positive quarterly net product revenue for the first time.

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Palatin has filed an election to extend the patent term of U.S. patent 6,794,489 to June 26, 2025. This Vyleesi patent has claims to the bremelanotide composition of matter as well as methods for stimulating sexual response.

Third Quarter 2021 Results

Total net revenues, consisting of net product revenues of Vyleesi, were $88,741. There was no revenue reported for the third quarter of 2020.

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Vyleesi gross sales amounted to $1,780,020, with net product revenue of $88,741, net of allowances and accruals, compared to gross sales for the prior quarter ended December 31, 2020 of $943,950, with net product revenue of $(163,971), net of allowances and accruals.

Total operating expenses were $6.6 million, compared to $5.7 million for the same period in 2020. The increase was mainly due to commercial expenses related to Vyleesi.

Palatin’s net loss was $(5.7) million, or $(0.02) per share, compared to a net loss of $(5.4) million, or $(0.02) per share, for the comparable quarter of 2020.

As of March 31, 2021, the Company had $68.6 million in cash and cash equivalents and $1.9 million in accounts receivable, compared to $82.9 million in cash and cash equivalents and no accounts receivable as of June 30, 2020, with no outstanding debt.

Conference Call / Webcast

Palatin will host a conference call and audio webcast on May 17, 2021 at 11:00 a.m. Eastern Time to discuss the quarter ended March 31, 2021 results of operations in greater detail and provide an update on corporate developments. Individuals interested in listening to the conference call live can dial 1-866-248-8441 (US/Canada) or 1-856-344-9206 (international), conference ID 6765353 The audio webcast and replay can be accessed by logging on to the “Investor/Webcasts” section of Palatin’s website at http://www.palatin.com. A telephone and audio webcast replay will be available approximately one hour after the completion of the call. To access the telephone replay, dial 1-888-203-1112 (US/Canada) or 1-719-457-0820 (international), passcode 6765353. The webcast and telephone replay will be available through May 24, 2021.

About Palatin

Palatin is a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin and natriuretic peptide receptor systems, with targeted, receptor-specific product candidates for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at www.palatin.com.

Forward-looking Statements

Statements in this press release that are not historical facts, including statements about future expectations of Palatin technologies, Inc., such as statements about market potential of Vyleesi and other Palatin products in development, clinical trial results, potential actions by regulatory agencies including the FDA, regulatory plans, development programs, proposed indications for product candidates, market potential for product candidates, and potential adverse impacts due to the global COVID-19 pandemic such as delays in regulatory review, manufacturing and supply chain interruptions, adverse effects on healthcare systems and disruption of the global economy, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, Palatin's ability to establish and maintain the capability for manufacturing, marketing and distribution of Vyleesi, sales of Vyleesi in the United States and elsewhere in the world, results of clinical trials, regulatory actions by the FDA and other regulatory and the need for regulatory approvals, Palatin's ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin's products, and other factors discussed in Palatin's periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.

Investor Inquiries:	Media Inquiries:
Stephen T. Wills, CPA, MST	Paul Arndt, MBA, LifeSci Advisors
CFO/COO (609) 495-2200	Managing Director (646) 597-6992
Info@Palatin.com	Paul@LifeSciAdvisors.com

Vyleesi® is a registered trademark of Palatin.

PALATIN TECHNOLOGIES, INC.
and Subsidiary
Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020

REVENUES
Product revenue, net	$88,741	$-	$(363,790)	$-
License and contract	-	-	-	117,989
	88,741	-	(363,790)	117,989

OPERATING EXPENSES
Cost of products sold	55,440	-	110,040	-
Research and development	2,509,490	3,641,250	9,444,759	10,026,363
Selling, general and administrative	4,010,055	2,072,032	11,386,574	6,308,567
Gain on license termination agreement	-	-	(1,623,795)	-
Total operating expenses	6,574,985	5,713,282	19,317,578	16,334,930

Loss from operations	(6,486,244)	(5,713,282)	(19,681,368)	(16,216,941)

OTHER INCOME (EXPENSE)
Investment income	2,834	331,285	19,769	1,101,921
Foreign currency gain	753,750	-	8,748	-
Interest expense	-	(278)	(9,360)	(11,831)
Total other income (expense), net	756,584	331,007	19,157	1,090,090
NET LOSS	$(5,729,660)	$(5,382,275)	$(19,662,211)	$(15,126,851)

Basic and diluted net loss per common share	$(0.02)	$(0.02)	$(0.08)	$(0.06)

Weighted average number of common shares outstanding used in computing basic and diluted net loss per common share	236,832,283	235,322,087	236,525,514	234,449,813

PALATIN TECHNOLOGIES, INC.
and Subsidiary
Consolidated Balance Sheets
(unaudited)

	March 31, 2021	June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$68,641,312	$82,852,270
Accounts receivable	1,869,120	-
Inventories	6,114,718	-
Prepaid expenses and other current assets	2,760,242	738,216
Total current assets	79,385,392	83,590,486

Property and equipment, net	107,376	140,216
Right-of-use assets	1,322,326	1,266,132
Other assets	56,916	56,916
Total assets	$80,872,010	$85,053,750

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$864,012	$715,672
Accrued expenses	5,197,759	2,899,097
Short-term operating lease liabilities	347,070	312,784
Other current liabilities	3,628,000	-
Total current liabilities	10,036,841	3,927,553

Long-term operating lease liabilities	986,175	953,348
Other long-term liabilities	6,972,832	-
Total liabilities	17,995,848	4,880,901

Stockholders’ equity:
Preferred stock of $0.01 par value – authorized 10,000,000 shares; shares issued and outstanding designated as follows:
Series A Convertible: authorized 264,000 shares: issued and outstanding 4,030 shares as of March 31, 2021 and June 30, 2020	40	40
Common stock of $0.01 par value – authorized 300,000,000 shares:
issued and outstanding 230,049,691 shares as of March 31, 2021 and 229,258,400 shares as of June 30, 2020	2,300,497	2,292,584
Additional paid-in capital	398,436,738	396,079,127
Accumulated deficit	(337,861,113)	(318,198,902)
Total stockholders’ equity	62,876,162	80,172,849
Total liabilities and stockholders’ equity	$80,872,010	$85,053,750